_______________________________________________________________________


                  AGREEMENT FOR PURCHASE AND SALE OF

                         ASSETS BY AND BETWEEN

          PHYSICIANS ENTERPRISE SYSTEM, L.L.C. ("PURCHASER")

                                   &

                      HALIS, INC. ("HALIS") AND
                       PHYSOURCE LTD. ("SELLER")

_______________________________________________________________________

                       As of September 30, 1998



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               AGREEMENT FOR PURCHASE AND SALE OF ASSETS


     THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS ("Agreement") is made and entered into as of September 30, 1998, effective as of October 1, 1998 (the "Effective Date") by and between Physicians Enterprise System, L.L.C., an Illinois limited liability company (the "Purchaser"), and Halis, Inc., a Georgia corporation ("Halis"), and PhySource Ltd., a Georgia corporation ("Seller").

                               RECITALS
                               --------

     WHEREAS, Purchaser is an Illinois limited liability company which, among other things, provides management services to primary care practices; and

     WHEREAS, Seller is the owner of assets used in the operation of a medical practice whose principal place of business is located at the Office (as defined below); and

     WHEREAS, Seller desires to sell, and Purchaser desires to acquire, the assets that comprise and are used in the Practice (as defined below), including but not limited to inventory, supplies, furniture, fixtures, equipment, as more fully described herein, but excluding the Excluded Assets (defined below), on terms and conditions as more fully described herein.

     NOW, THEREFORE, in consideration of the terms and conditions and the representations and warranties herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                              ARTICLE 1.
                              DEFINITIONS

     1.1     "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall mean the
Assignment and Assumption Agreement in the form attached hereto as EXHIBIT A conveying to Purchaser the Transferred Contracts.

     1.2 "BILL OF SALE" shall mean the Bill of Sale in the form attached hereto as EXHIBIT B warranting Seller to be the owner of, and conveying to Purchaser, the Purchased Assets.

     1.3 "CLOSING" shall mean the closing of this transaction, which shall occur at the office of Ross & Hardies on October 1, 1998, or on such later date as mutually agreed to by the parties in writing, and which shall be effective as of 12:01 a.m. on the Effective Date.

     1.4 "CLOSING DATE" shall mean the date on which the Closing occurs.

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     1.5     "EXCLUDED ASSETS" shall mean the assets not sold by
Seller to Purchaser under this Agreement, as described more fully in
Section 2.2.

     1.6 "MATERIAL ADVERSE EFFECT" shall mean a violation or other matter that (considered alone or together with all other matters that would constitute exceptions to the representations and warranties set forth in this Agreement) would have a material adverse effect on the Practice's business, condition, assets, liabilities, operations, financial performance or prospects.

     1.7 "KNOWLEDGE OF SELLER" and phrases of similar import such as "best of Seller's knowledge" and "best knowledge of Seller" shall mean the knowledge of the President, Vice President and other senior officers and managers of Seller and Halis, including, without limitation, Larry Fisher and Beth Marino. For purposes hereof "knowledge" means such knowledge as a reasonable and prudent business person has or should have regarding his or her business.

     1.8     "PERMITTED LIENS" shall mean (i) liens set forth on
Schedule 1.8 and (ii) liens for current taxes, not yet due and payable.

     1.9 "OFFICE" means the medical office of the Practice at the location set forth in Schedule 1.9, which location is used in the medical practice of Seller.

     1.10 "PHYSICIANS" shall mean the physicians whose names are set forth on Schedule 1.10 hereto.

     1.11 "PRACTICE" shall mean the medical practice and medical supervision of patients conducted by Seller with assets held by Seller from the Office and the medical practice conducted at the hospitals in which the Physicians now have privileges listed in Schedule 1.11.

     1.12 "PURCHASED ASSETS" shall mean the assets sold by Seller to Purchaser under this Agreement, as described more fully in Section 2.1.

     1.13 "PURCHASE PRICE" shall be the amount paid by Purchaser for the Purchased Assets, as described more fully in Section 3.1.

                              ARTICLE 2.
                     PURCHASE AND SALE OF ASSETS;
                     NO ASSUMPTION OF LIABILITIES

     2.1 PURCHASED ASSETS. Seller agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase and accept, at Closing, all of Seller's non-medical assets comprising and pertaining to the Practice (collectively, the "Purchased Assets"), but excluding the Excluded Assets (as defined in Section 2.2). All of Seller's medical assets (which are listed on Schedule 2.1, the "Medical Assets") shall be transferred to Partners in Primary Care, S.C.

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simultaneously with the closing hereunder pursuant to that certain
Bill of Sale of even date herewith, between Partners in Primary Care, S.C. and Seller (the "Medical Purchase Agreement"). Purchased Assets include, but are not limited to:

             2.1.1 TANGIBLE PERSONAL PROPERTY. All of Seller's furniture, fixtures, equipment, machinery, instruments, copies of books, copies of business records, copies of files (other than original minute books, stock records, and tax returns) and other non-medical items used in conducting the Practice, such property to be conveyed free and clear of all liens, pledges, charges, security interests, encumbrances and claims of any kind other than Permitted Liens.

             2.1.2 PROPRIETARY INFORMATION. All of Seller's registered trademarks, trade names, service marks, marketing plans, policies and procedures, trade secrets and other intangible property and proprietary information of Seller used in conducting the Practice, such intangible property and proprietary information to be conveyed free and clear of all liens, pledges, charges, security interests, encumbrances and claims of any kind, other than Permitted Liens.

             2.1.3 CONTRACTS. All contracts of Seller that are assignable by Seller to Purchaser and which Purchaser assumes pursuant to the Assignment and Assumption Agreement ("Transferred Contracts"). All such contracts shall be set forth in Schedule 2.1.3, and shall be assigned and assumed pursuant to the Assignment and Assumption Agreement, subject to any consent required for such assignments.

             2.1.4  ACCOUNTS RECEIVABLE.

             (a) Subject to paragraph (b) below, the accounts receivable of Seller set forth in Schedule 2.1.4 (the "Assigned Receivables"), which shall be assigned to Purchaser pursuant to the Assignment and Assumption Agreement.

             (b) Nothing contained in this Section 2.1.4 or otherwise in this Agreement shall be construed as an assignment of medicare or medicaid receivables in violation of any laws or regulations related thereto. Seller hereby agrees to have all medicare and medicaid receivables related to the Practice placed into a bank account which account (the "Account") has as joint signatories Seller and Purchaser. In addition, Seller agrees to instruct the bank at which the Account is held to permit Purchaser to sweep the Account on a regular basis, as determined by Purchaser in its sole and absolute discretion. In the event Seller fails to place all medicare and medicaid receivables related to the Practice in the Account then Seller


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

                    shall indemnify Purchaser, dollar for dollar for each dollar of such receivables not placed in the Account.

     2.2     EXCLUDED.  For purposes of this Agreement, "Excluded
Assets" shall include all furniture, fixtures, equipment and other items of Seller not used in conducting the Practice as expressly set forth in Schedule 2.2.

     2.3 ASSUMPTION OF LIABILITIES. It is expressly agreed and understood that Seller shall retain, and be solely responsible for paying or otherwise discharging or satisfying, all debts, liabilities and obligations of Seller, including but not limited to those relating to the Practice and the Purchased Assets, and whether accrued, contingent known or unknown or otherwise, unless expressly assumed by Purchaser pursuant to the Assignment and Assumption Agreement. Purchaser shall not assume or be liable for any debts, liabilities or obligations relating to Seller or the Practice whether accrued, known or unknown, unless expressly assumed by Purchaser pursuant to the Assignment and Assumption Agreement.


                           ARTICLE 3.
                         PURCHASE PRICE

     3.1 PURCHASE PRICE. As consideration for the Purchased Assets, Purchaser shall pay to Seller at Closing the sum of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) (the "Purchase Price"). In addition, Purchaser shall pay Seller an amount equal to fifty percent (50%) of the Assigned Receivables in excess of FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) (minus a collection of fee of 20%) which are actually collected by Purchaser within twelve (12) months of the Closing (the "Receivables Adjustment"). Payment for such shall be made as provided in Section 3.2.

     3.2 CALCULATION OF RECEIVABLES ADJUSTMENT; DISPUTE RESOLUTION. On or before November 1, 1999, Purchaser shall prepare and deliver to HALIS and Seller a reasonably detailed calculation of the Receivables Adjustment (the "Calculation"), which Calculation shall be made in conformity with generally accepted accounting principles consistent with the past practices of Seller. HALIS and Seller shall have the right to examine during normal business hours such books and records of Purchaser as may be reasonably necessary in order to verify the Calculation by Purchaser with respect to the Receivables Adjustment. If neither HALIS nor Seller files with Purchaser a written notice of disagreement with said Calculation within fifteen (15) days of the date of receipt by HALIS and Seller of said Calculation, the Receivables Adjustment shall be paid by Purchaser within five (5) days following the expiration of said 15-day period. If HALIS or Seller disagrees with such Calculation, it shall deliver written notice of such disagreement to Purchaser on or before the fifteenth (15th) day after the date of receipt by HALIS and Seller of the Calculation of the Receivables Adjustment. In such event, the parties agree to submit the dispute to Arthur Andersen's Chicago Office, who shall determine the accuracy and correctness of Purchaser's original Calculation within thirty (30) days following such submission. Said determination of Arthur Andersen shall be final

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and binding on the parties hereto.  The parties shall each bear one-
half (1/2) of the expenses of Arthur Andersen. The Receivables Adjustment shall be paid by Purchaser within five (5) days following the resolution of such dispute. If Arthur Andersen will not provide such review, the parties shall mutually agree on another "Big 5" accounting firm which is not associated with either party.

     3.3 ALLOCATION OF PURCHASE PRICE. The parties shall allocate the Purchase Price as set forth on Schedule 3.2, which indicates the allocation of the Purchase Price among the various categories of assets constituting the Purchased Assets. Purchaser and Seller agree that they shall utilize the allocation set forth in Schedule 3.2 for purposes of filing their state and federal income tax returns with respect to the transactions contemplated in this Agreement.

     3.4 FORM OF PAYMENT. All sums payable under this Agreement shall be paid in legal tender of the United States of America in immediately available funds, or by certified or cashier's check, or by wire transfer to an account(s) designated by the receiving party.

                              ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES

     4.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants that the following are true and correct as of the Closing Date, and Purchaser acknowledges that Seller is relying on such representations and warranties in connection with the transactions contemplated by this Agreement:

             4.1.1 ORGANIZATION. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Illinois.

             4.1.2 AUTHORIZATION. All actions by Purchaser required to authorize and approve the entering into and execution, delivery and performance of this Agreement, and the consummation by Purchaser of the transactions herein, have been duly taken. Purchaser has the full power, authority and legal right to enter into this Agreement and any other agreements required to be entered into by it under the terms hereof and to consummate the transactions and perform its obligations contemplated hereby. Upon execution and delivery of this Agreement and of any other agreements required of Purchaser hereunder, each will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as Purchaser's obligations hereunder and thereunder may be limited by the availability of equitable remedies, by public policy or by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights.

             4.1.3 CONFLICTS. Neither the execution and delivery of this Agreement or of any other agreements or instruments required of Purchaser by the terms hereof, nor the performance of or


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
     compliance by Purchaser with any of the respective terms and provisions of this Agreement or of such other agreements or instruments:

             (a) Conflicts with or will conflict with, or will result in the breach of the provisions of the Articles of Organization or the Operating Agreement of Purchaser, or any of the material terms, conditions or provisions of any mortgage, bond, debenture, note, indenture, loan or credit agreement, contract, lease, instrument or any other agreement or restriction to which Purchaser is a party or by which Purchaser is bound, or constitutes a default thereunder or gives rise to any right of termination by any party or violates any judgment, order, injunction, decree or award of any court, administrative agency or governmental body by which Purchaser is bound or subject, or contravenes any law, rule or regulation binding on Purchaser; or

             (b) Requires the consent or approval of, or any notice to, any person, bureau, commission, board or regulatory agency or a license which Purchaser does not possess.

             4.1.4 BROKERS. Purchaser is not a party to or in any way obligated under any contract or agreement for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby.

             4.1.5 FULL DISCLOSURE. To the best of Purchaser's knowledge, no representation or warranty made by Purchaser in this Agreement nor any statement or certificate furnished to Seller in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby contains any untrue statement of material fact or fails to state a material fact necessary to make the statements contained therein not misleading.

     4.2 REPRESENTATIONS AND WARRANTIES OF SELLER. As an inducement to Purchaser to enter into this Agreement, HALIS and Seller, jointly and severally, represent and warrant that the following are true and correct as of the Closing Date, and Seller acknowledges that Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this
Agreement:

             4.2.1 ORGANIZATION. Each of Halis, Inc. and Seller is a corporation duly organized and validly existing under the laws of the States of Georgia.

             4.2.2  LICENSES OF PHYSICIANS.  To the knowledge of
     Seller, all Physicians have unrestricted licenses to practice medicine in the state of Illinois.


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             4.2.3  LICENSES AND PERMITS.  Seller has all material
     business and professional licenses, permits and authorizations required in connection with the ownership and use of the Purchased Assets and the conduct of the Practice as presently conducted. None of such licenses, permits or authorizations have lapsed or been revoked or terminated, and the Practice has at all times been operated and conducted in accordance and consistent with all material terms and conditions thereof and with all federal, state and local laws, rules and regulations.

             4.2.4 EXECUTION. All actions by HALIS and Seller required to enter into and execute, deliver and perform this Agreement, and consummation of the transactions described herein, have been duly taken. Each of HALIS and Seller has the full corporate power, authority and legal right to enter into this Agreement and any other agreements required to be entered into by it under the terms hereof and to consummate the respective transactions and perform its respective obligations contemplated hereby. Upon execution and delivery of this Agreement and of any other agreements required of HALIS and Seller hereunder, each will constitute the legal, valid and binding obligation of HALIS or Seller, as the case may be, enforceable against HALIS or Seller, as the case may be, in accordance with its terms except as HALIS or Seller's obligations hereunder and thereunder may be limited by the availability of equitable remedies, by public policy or by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally.

             4.2.5 CONFLICTS. Except as set forth in Schedule 4.2.5, neither the execution and delivery of this Agreement or of any other agreements or instruments required of HALIS and Seller by the terms hereof, nor the performance of or compliance by HALIS and Seller with any of the respective terms and provisions of this Agreement or of such other agreements or instruments:

             (a) Conflicts with or will conflict with, or will result in the breach of the respective Articles of Incorporation or bylaws of HALIS or Seller, or of any of the terms, conditions or provisions of any mortgage, bond, debenture, note, indenture, loan or credit agreement, contract, lease, instrument or any other agreement or restriction to which HALIS or Seller is a party or by which HALIS or Seller and the Purchased Assets are bound, or constitutes a default thereunder or gives rise to any right of termination by any party or violates any judgment, order, injunction, decree or award of any court, administrative agency or governmental body by which HALIS or Seller or the Purchased Assets is bound or subject, or contravenes any law, rule or regulation binding on HALIS or Seller; or


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
             (b) Requires the consent or approval of or any notice to, any person, legal entity, bureau, commission, board or regulatory agency.

             4.2.6 TITLE TO ASSETS. Seller has good and marketable title to the Purchased Assets, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or claims of any kind other than Permitted Liens.

             4.2.7 REAL ESTATE PERMITS. Seller, has not, and to the best of its knowledge, has not received any notice stating that Seller has, failed to obtain any license, permit, approval, certificate or other authorizations required by applicable statutes, laws, ordinances or regulations for the use and occupancy of the Office and the building and improvements thereof.

             4.2.8 TANGIBLE ASSETS. To the best of Seller's knowledge, each of the tangible assets described in Schedule
     4.2.8 and included in the Purchased Assets is in operating condition and good repair, ordinary wear and tear excepted.

             4.2.9 LIABILITIES. To the best of Seller's knowledge, Seller has, and there otherwise are, no liabilities or obligations that are material, either singly or in the aggregate, whether secured or unsecured, accrued, absolute, contingent or otherwise, and whether currently due or due in the future, relating to the Purchased Assets and/or the Practice except for accounts payable, wages, current taxes, fees and similar liabilities incurred in the ordinary course of business consistent with past practices or which if asserted would be fully insured by liability policies and professional liability policies in full force and effect; and

             4.2.10      ADVERSE CHANGES.  Except as set forth on
                    Schedule 4.2.10 since the date of the Financial Statements (as defined below);

             (a) There has not been any material adverse change in or to the Purchased Assets or in the business or financial condition of the Practice;

             (b) There has not been any material damage, destruction or loss to any of the Purchased Assets, whether or not covered by insurance, that has affected or impaired, or that might affect or impair, the value or usefulness of any of the Purchased Assets or the ability of Purchaser to conduct the business of the Practice as heretofore conducted;

             (c) None of the Purchased Assets including, but not limited to, equipment, furniture and fixtures, accounts receivable, and inventory of supplies,


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                    have been sold or materially reduced in value
                    other than in the ordinary course of business;

             (d) There has been no material change in the manner of keeping the books, accounts or records of Seller or the Practice or in the accounting practices reflected therein; and

             (e) There has been no suspension of termination of permits or licenses issued to Seller or the Physicians.

             4.2.11 INVENTORY. With the exception of customary amounts of obsolete and unusable items held by the Seller on the date hereof (which is consistent with the Practice's past practice's of holding such items), all items of inventory (including without limitation all drugs, medicines, supplies and other consumables and disposables) are of a quality usable and saleable in the ordinary course of the Practice.

             4.2.12 BROKERS. Seller, HALIS and the Physicians are not party to or in any way obligated under any contract or agreement for payment of fees and expenses to any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement.

             4.2.13 FULL DISCLOSURE. To the best of Seller's knowledge, no representation or warranty made by Seller in this Agreement nor any statement or certificate furnished to Purchaser in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby contains any untrue statement of material fact or fails to state a material fact necessary to make the statements contained therein not misleading.

             4.2.14 CONTRACTS. Except as disclosed on Schedule 4.2.14, neither Seller nor, to the knowledge of HALIS and Seller, any Physician is a party to any written or oral (a) managed care contract, (b) contract for employment by or in connection with the Practice, which may not be terminated on not more than thirty
     (30) days' notice without liability to Seller or Purchaser; (c) continuing contract or agreement for the purchase or sale of materials, supplies, services, machinery, or equipment in connection with the Practice; (d) lease or license of personal property used in or otherwise relating to the Practice; (e) agreement for the purchase or sale of equipment or of machinery in connection with the Practice; or (f) other contract arising from or in connection with the Practice involving payment by or to the Seller of more than TEN THOUSAND DOLLARS ($10,000.00) or performance of which extends beyond ninety (90) days from the date of this Agreement. Seller and, to the knowledge of Seller and HALIS, the Physicians are not in default under any contract, lease, agreement or other instrument to which either is a party.


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
             4.2.15 LITIGATION. Except as disclosed on Schedule 4.2.15, there are not now pending, and during the preceding five
     (5) years from the date hereof have not been, any suits, actions, arbitrations, investigations or other legal, administrative or other proceedings pending or, to the knowledge of Seller and HALIS, threatened against or affecting Seller, the Purchased Assets, the business or operations of the Practice or, to the knowledge of Seller and HALIS, the Physicians (including those related to professional liability), and Seller knows of no basis for any of the foregoing. Seller and the Physicians are not in default with respect to any order, writ or injunction or decree of any federal, state, local or foreign court, agency or instrumentality relating to the Purchased Assets or the business or operations of the Practice.

             4.2.16 TAXES. All federal, state, local and other income, employment and other tax returns, reports and declarations of every kind and nature required to be filed by or on behalf of Seller prior to the Closing Date with respect to the assets, business and operations, including with respect to the Purchased Assets and the business of the Practice, have been filed, and such returns are complete and accurate in all material respects and disclose all taxes required to be paid for the period covered thereby. All taxes shown on such returns, and any additional taxes, penalties and interest, that are due and payable, have been paid. To the best knowledge of Seller, Seller is not delinquent in the payment of any tax assessment or other governmental charge relating to its assets or business, and/or to the Purchased Assets or the Practice, and there are no unpaid and past due deficiencies in taxes or basis for deficiencies, or other charges proposed or assessed against Seller in connection therewith. There are no tax liens on any of the Purchased Assets and Seller knows of no basis for the imposition of any such liens.

             4.2.17 THIRD PARTY PAYERS. Seller has no knowledge of: (a) any termination, cancellation, limitation, modification, or change in the business relationships of Seller with any patient or payer of the Practice or a Physician that would have a Material Adverse Effect, or (b) any outstanding overpayment obligations with respect to any third party payers.

             4.2.18 LABOR. Seller is not a party to any collective bargaining agreement, Letters of Understanding, or other arrangements, formal or informal, with any labor union or organization which obligates Seller to recognize the labor union or organization as the bargaining representative of its employees or to compensate its employees represented by any labor union or organization. Seller is not aware of any present attempt to organize such a union, nor are the Practice's employees represented by any labor union or organization. There are no labor disputes, administrative or court proceedings, orders, investigations, petitions or claims pending or threatened, between Seller and any present or former employees of the Practice, applicants for employment or any labor union or organization representing or claiming to represent such employees' interests which would affect the business of the Practice or the Purchased Assets in any material respect, and further Seller knows of no state of facts exists or event has been contemplated that is reasonably expected to give rise to any such claim, dispute or proceedings. Seller is in compliance in all material respects with all laws, statutes, ordinances, executive orders, rules and regulations respecting employment and employment practices, terms and conditions of employment, including but not limited to wages and hours, and occupational safety and health programs, and Seller is not engaged in any violation of any such law, statute, ordinance, executive order, rule or regulation related to employment, health or safety, including unfair labor practices or acts of employment discrimination.

             4.2.19 SALES TAXES. Seller has at no time engaged in the retail sale of tangible personal property so as to create or give rise to any liability or duty to report, collect or remit any sales or use tax to the State of Illinois or to any other state or local taxing body.

             4.2.20 UNEMPLOYMENT INSURANCE. Seller has paid in full any and all obligations due and owing under the Illinois Unemployment Insurance Act, 820 ILCS 405/100 et seq. and have provided all required notices thereunder.

             4.2.21 OVERPAYMENTS. Seller has no knowledge of, and has not received, any notice alleging any overpayments by the Medicare or Medicaid programs to the Practice.

             4.2.22 PHYSICIAN PARTICIPATION IN PAYER CONTRACTS. To the best of Seller's knowledge no Physician has been terminated from participation in any contracting arrangement with a third party payor or a managed care payer.

             4.2.23 REFUNDS. The Seller does not have liability for any overpayment, duplicate payments, refunds, discounts or adjustments due to Medicare, Medicaid, Blue Cross, Blue Shield or any other reimbursement program or third-party payer.

             4.2.24      COMPLIANCE WITH LAWS.

             (a) The Seller is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of all governmental authorities and to Seller's knowledge, no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that the Seller is not in compliance with any applicable statute, law, ordinance, rule or regulation of any governmental authority. The Seller has not received any written communication from a governmental authority that alleges that it is not in compliance with any statute, law, ordinance, rule or regulation of any governmental authority.

             (b) Neither the Seller nor, to the knowledge of Seller and HALIS, any Physician has ever been charged or to the Seller's knowledge, investigated in any violation of any state or federal statute or regulation involving fraudulent and abusive practices relating to its participation in state or federally sponsored reimbursement programs, including but not limited to fraudulent billing practices. Seller has properly and legally billed all intermediaries and third party payers for services rendered and has maintained its record to reflect such billing practices. No funds are now or will be withheld from the Seller by any Medicare intermediary or third party payor. Neither the Seller, any shareholder, officer or director of the Seller nor any Physician has engaged on behalf of Seller in any of the following: (i) knowingly or willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid program; (ii) knowingly or willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program;
                    (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to any person or entity for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid.

             (c) The Seller has filed all filings of required cost, government or other reports required to be filed under the Medicare and Medicaid programs and state survey programs that are required to be filed prior to the Closing Date.

             4.2.25 FINANCIAL STATEMENTS. True, correct and complete copies of the financial statements of Seller (consisting of the income, retained earnings and cash flows of Seller related to the Practice) and dated as of June 30, 1998, are attached hereto as Schedule 4.2.25 (the "Financial Statements"). Such Financial Statements fairly present in all material respects the results of the operations and financial position of the Practice as of the period and as of the date set forth therein. As of the Closing Date, except for changes resulting from transactions described or contemplated hereunder, the balance sheet of the Seller, with respect to the Practice, will not vary in any material respect from the most recent balance sheet included in the Financial Statements.


                              ARTICLE 5.
                         CLOSING - DELIVERIES

     5.1 CLOSING. The Closing shall occur at the offices of Ross & Hardies, 150 North Michigan Avenue, Suite 2500, Chicago, Illinois 60601, or at such other location as may be agreed upon by the parties to this Agreement. The parties shall execute this Agreement at the Closing, and this Agreement shall be effective as of 12:01 a.m. on the Effective Date.

     5.2 SELLER'S DELIVERIES AT CLOSING. At Closing, Seller shall deliver to Purchaser the following:

             5.2.1    Duly executed Bill of Sale.

             5.2.2    Duly executed Assignment and Assumption Agreement.

             5.2.3 Written consents, as may be necessary, to assignment of all of the Transferred Contracts pursuant to the Assignment and Assumption Agreement.

             5.2.4 Illinois Uniform Commercial Code search reflecting that there are no financing statements on file with the Office of the Secretary of State of Illinois, the County Clerk or Registrar of Deeds of Cook County, Illinois or the Secretary of State of Georgia, or the county clerk or registrar of deeds in the county where Halis, Inc. is located in Georgia in the name of Seller, its shareholders or any Physician affecting any of the Purchased Assets or releases of any such liens indicated thereon or liens listed on Schedule 4.2.10.

             5.2.5 All of Seller's business records maintained in connection with the Purchased Assets and the Practice.

             5.2.6 Certified copies of all corporate resolutions required to authorize HALIS and Seller to enter into this Agreement and consummate the transactions contemplated herein.

             5.2.7 Duly executed Employment Agreements in the form attached hereto as Schedule 5.2.7 signed by each Physician.

             5.2.8    Intentionally Omitted.

             5.2.9    Intentionally Omitted.

             5.2.10   Duly executed terminations of (i) that
certain Employment Agreement dated as of July 31, 1997, by and between Seller and Theodore M. Homa, M.D., (ii) that certain Employment
Agreement by and between Seller and Sandra Garretson, M.D. and (iii) that certain Employment Agreement dated as of April 11, 1998, by and between Seller and Steven Kim, M.D.

             5.2.11 Such other documents as Purchaser's counsel shall reasonably deem necessary to effectuate the transactions contemplated by this Agreement.

     5.3 PURCHASER'S DELIVERIES AT CLOSING. At Closing, Purchaser shall deliver to Seller the following:

             5.3.1    The Purchase Price.

             5.3.2    Duly executed Bill of Sale.

             5.3.3    Duly executed Assignment and Assumption Agreement.

             5.3.4 Certified copies of all resolutions required to authorize Purchaser to enter into this Agreement and to consummate the transactions contemplated herein.

             5.3.5 Duly executed Employment Agreements in the form attached hereto as Schedule 5.2.7 with each Physician.

             5.3.6    Intentionally Omitted.

             5.3.7    Duly executed termination of the Employment
Agreements referred to in Section 5.2.10.

             5.3.8 Such other documents as Seller's counsel shall reasonably deem necessary to effectuate the transactions contemplated by this Agreement.

                           ARTICLE 6.
                           EMPLOYMENT

     6.1 TERMINATION OF EMPLOYEES. The parties acknowledge and agree that Seller intends to terminate all of its employees immediately prior to the Closing and Purchaser shall have no obligation to employ existing employees of Seller whether or not such employees are terminated by Seller prior to Closing. Purchaser shall determine in its sole discretion whether to offer employment to any of Seller's employees and the terms and conditions of such employment (including, without limitation, compensation and benefits), and, if such employees accept such offer, then they shall become new employees of Purchaser.

     6.2     EMPLOYMENT OF PHYSICIANS.  At Closing, and following
Seller's termination of all of their employees, Purchaser shall enter into employment agreements in the form attached hereto as Schedule
5.2.7 with all Physicians.

     6.3 TERMINATION OF EMPLOYMENT AGREEMENTS. At Closing, Seller and each of the Physicians shall terminate in writing that the employment agreements by and between Seller and each Physician referred to in Section 5.2.10.

                           ARTICLE 7.
                        INDEMNIFICATION

     7.1 SELLER'S AND HALIS' INDEMNIFICATION OF PURCHASER. HALIS and Seller, jointly and severally, shall indemnify and hold Purchaser, its members, managers, employees, officers, agents, representatives, successors and assigns harmless from and against (a) any uninsured damage or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Seller under this Agreement, or from any misrepresentation or omission from any certificate or other instrument furnished or to be furnished to Purchaser in accordance with the provisions of this Agreement; (b) any uninsured liabilities of or claims against Seller, of any nature whether accrued, absolute, contingent or otherwise arising out of transactions entered into or services performed by Seller prior to the Closing except for claims subject to insurance or expressly assumed by Purchaser pursuant to the Assignment and Assumption Agreement; (c) Seller's acts and omissions in its operation of the Practice (or otherwise) prior to Closing; (d) any and all expense, loss, damage or liability, including reasonable attorneys' fees and court costs, that Purchaser may suffer as a result of any claims, suits, investigations or charges asserted by or on behalf of Seller's former employees or related to their employment arising from events occurring prior to the Closing related to employment matters, including but not limited to any matters arising under laws governing wages and hours, wage payment and collection, employee benefits, employment discrimination and sexual harassment; (e) Purchaser's satisfaction or payment of any tax liens set forth on Schedule 4.2.16; (f) Seller's termination of the Physicians' employment as set forth in Article 6; (g) any and all liabilities or obligations of Seller arising under the Transferred Contracts prior to the Closing, and any and all liabilities or obligations incurred by Seller or Purchaser in connection with the assignment (or attempted assignment) of the Transferred Contracts; and
(h) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney's fees and expenses incident to any of the foregoing. Except for fraud, this indemnification shall not apply as to any claim or action brought on or after the fifth (5th) anniversary of the Closing Date. In addition, except with respect to any action based on fraud or the bulk sales law, Halis' and Seller's obligations to make payments under any indemnification claim by Purchaser hereunder shall not exceed an amount equal to the Purchase Price plus the amount of the Receivables Adjustment paid or due to Seller under Sections 3.1 and 3.2 hereunder.

     7.2 PURCHASER'S INDEMNIFICATION OF SELLER. Purchaser shall indemnify and hold Seller, its employees, agents, representatives, successors and assigns harmless from and against: (a) any uninsured damage or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement, or from any misrepresentation or omission from any certificate or other instrument furnished or to be furnished to Seller in accordance with the provisions of this Agreement; (b) any liability arising out of Purchaser's operation of the Practice following Closing; (c) the failure of Purchaser to pay, discharge or perform any liability assumed by Purchaser pursuant to the Assignment and Assumption Agreement or resulting from any dispute concerning any such liability; and (d) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorney's fees and expenses incident to any of the foregoing. Except for fraud, this indemnification shall not apply as to any claim or action brought on or after the fifth (5th) anniversary of the Closing Date. In addition, except with respect to an action based on fraud, Purchaser's obligation to make payments under any indemnification claim hereunder shall not exceed an amount equal to the Purchase Price plus the amount of the Assigned Receivables paid or due to Seller under Sections 3.1 and 3.2 hereunder.

     7.3 DEFENSE OF CLAIMS. In the event that any claim is asserted against a party to which it is entitled to indemnification hereunder (the "Indemnified Party"), the Indemnified Party shall promptly after learning of such claim notify the other party (the "Indemnifying Party") thereof in writing; provided, however, that the failure of Indemnified Party to give prompt notice of such claim as aforesaid shall not relieve the obligation of Indemnifying Party with respect to such claim. Indemnifying Party shall have the right, by giving written notice to Indemnified Party within ten (10) calendar days after receipt from Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or, if Indemnifying Party shall fail to give such notice, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event Indemnified Party shall have the right to conduct such defense and to compromise and settle the claim without prior consent of Indemnifying Party. In the event that Indemnifying Party elects to conduct the defense of the subject claim, Indemnified Party will cooperate with and make available to Indemnifying Party such assistance and materials as may be reasonably requested by it, all at the expense of Indemnifying Party, and Indemnified Party shall have the right at its expense to participate in the defense, provided that Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of Indemnifying Party. No legal proceeding in which Indemnified Party is named as a party shall be settled by Indemnifying Party without Indemnified Party's prior written consent unless such settlement or compromise (a) affects no substantive rights of Indemnified Party, (b) involves no admission of fault by Indemnified Party, and (c)creates no obligations or liabilities for Indemnified Party. Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which Indemnified Party is entitled to indemnification hereunder.

     7.4 NEGATION OF INSURANCE COVERAGE. Notwithstanding anything to the contrary, a party's obligations with respect to indemnification for acts described in Article 7 shall not apply to the extent that such application would nullify any existing insurance coverage of such party or as to that portion of any claim of loss in which insurer is obligated to defend or satisfy.

     7.5 TAX EFFECT AND INSURANCE. The liability of the indemnifying party with respect to any claim for indemnification shall be reduced by the tax benefit actually realized and any insurance proceeds received by the indemnified party as a result of any damages upon which such indemnification claim is based, and shall include any tax detriment actually suffered by the indemnified party as a result of such damages. The amount of any such tax benefit or detriment shall be determined by taking into account the effect, if any and to the extent determinable, of timing differences resulting form the acceleration or deferral of items of gain or loss resulting from such damages and shall otherwise be determined so that payment by the indemnifying party of the indemnification claim, as adjusted to give effect to any such tax benefit or detriment, will make the indemnified party as economically whole as is reasonable practical with respect to the damages upon which the indemnification claim is based.

     7.6 SUBROGATION. Upon payment in full of any indemnification claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a third party claim, the indemnifying party shall be subrogated to the extent of such payment to the right of the indemnified party against any person or entity with respect to the subject matter of such indemnification claim or third party claim.

     7.7 EXCLUSIVITY. After the Closing, the indemnities set forth in this Section 7 shall be the exclusive remedies of Purchaser, HALIS and Seller and their respective officers, directors, employees, agents and affiliates for any misrepresentation or breach of warranty set forth in Article 4. This Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which are hereby waived.

     7.8 SURVIVAL. Except as otherwise provided in Article 7, the obligations set forth in this Article 7 shall survive termination of this Agreement for whatever reason.


                           ARTICLE 8.
                        CONFIDENTIALITY

     No party shall intentionally disclose the contents of this Agreement to any third party (and Seller will direct the Physicians not to disclose same), except as may be reasonably required to obtain the services of its professional advisors or as may be required by law. The parties shall notify their professional advisors of the non-disclosure requirements of this Agreement. The provisions of this
Article 8 shall survive the Closing and/or the termination of this Agreement.


                           ARTICLE 9
                   ACCESS TO PATIENT RECORDS

     Following the Closing, Purchaser shall provide Seller with access, during Purchaser's normal business hours, to patient records transferred pursuant to this Agreement for the purpose of Seller's defending against any professional liability claims. Seller shall provide Purchaser with reasonable notice prior to access. Seller shall bear the entire cost of reproducing or copying such records.


                           ARTICLE 10.
                    COVENANT NOT TO COMPETE

     10.1 COVENANTS. Seller agrees that for a period of eight (8) years following the Closing Date that it will not, directly or indirectly, alone or in association with others, in its capacity as partner, shareholder or other legal or beneficial capacity, or otherwise, or through or in connection with any corporation, partnership or other form of business entity, without the prior written consent of Purchaser:

             10.1.1 Engage, within a ten (10) mile radius of any office site of Purchaser, including but not limited to the Offices "Territory") and any office site opened by Purchaser during the eight (8) year period during which this Article 10 is in effect, in any business competitive with or substantially similar to the business of the Practice or Purchaser;

             10.1.2 Solicit, or attempt to solicit, any patient of the Practice or Purchaser with services which are the same as, or which are substantially similar in purpose to, the services of Purchaser;

             10.1.3 Divert or attempt to divert, for its direct or indirect benefit or for the benefit of any other person, any patient of the Practice or Purchaser, or any of the business or patronage of any patient of the Practice or Purchaser;

             10.1.4 Influence or attempt to influence any patient of the Practice or Purchaser to transfer its business or patronage from Purchaser directly or indirectly to Seller or to any other person, corporation, partnership, joint venture or sole proprietorship;

             10.1.5 Within the Territory, assist, be or become involved in or associated with, in any capacity, any person, corporation, partnership, joint venture, sole proprietorship or other form of business entity that is engaged in performing services which are the same as, or which are substantially similar to, the services of the Practice or Purchaser;

             10.1.6 Disclose to any person, corporation, partnership, joint venture, sole proprietorship or other business entity the names, addresses, or other confidential information relating to any patient of the Practice or Purchaser, the prices charged to patients of Purchaser, or the techniques used by Purchaser in serving any patient;

             10.1.7 In any other manner interfere with, disrupt or attempt to disrupt the relationship of Purchaser with any of the Physicians, patients, suppliers, or employees of Purchaser, including the solicitation of any of the foregoing; or

             10.1.8 Transfer, sell, lease, or otherwise convey or allow the use of any of the trade secrets, proprietary information, or other assets of Purchaser to any other person, corporation, or entity to the extent that Seller has any reasonable basis to believe that such person, corporation or entity intends to use any of the foregoing to perform any services which are the same as or substantially similar to any of the services offered by Purchaser.

     10.2 DEFINITION OF PATIENT. For purposes of this Agreement, the term "patient" shall mean and include any person that was a patient of the Practice on the date first written above or at any time during the preceding thirty-six (36) month period or any person who becomes a patient of the Practice while the Practice is operated by Purchaser.

     10.3 ACKNOWLEDGMENT. Seller acknowledges that it is familiar with restrictive agreements such as this, has been advised by legal counsel as it deemed necessary, has concluded that its obligations and Purchaser's rights hereunder (including without limitation Purchaser's right to equitable relief as provided herein) are reasonable, and that it is fully aware of the duties, responsibilities, obligations, and liabilities imposed upon it by this Agreement.

     10.4 RIGHT TO INJUNCTIVE RELIEF. In the event of a breach of any provision of this Agreement, Purchaser, as it may elect, shall be entitled to an injunction restraining Seller from such conduct in addition to such other remedies as may be available to Purchaser for such breach.

     10.5 SEVERABILITY. If a court of competent jurisdiction should declare any part of this Agreement unenforceable because of any unreasonable restriction of duration and/or geographical area, or for any other reason, then Seller hereby acknowledges and agrees that such court shall have the express authority to reform the provisions of this Agreement to provide for reasonable restrictions and/or to grant Purchaser such other relief at law or in equity as may be reasonably necessary to protect the interests of Purchaser in its business.


                           ARTICLE 11.
               WAIVER OF BULK TRANSFER COMPLIANCE

     Seller and Purchaser agree to waive compliance with the provisions of any applicable bulk sales or transfer act; provided, however, that Seller agrees to indemnify and hold Purchaser harmless for, against and in respect of any and all claims made or assessed against Purchaser on the grounds that Seller has made a bulk sale or transfer to Purchaser to which the Illinois Uniform Commercial Code article on Bulk Transfers applies.


                           ARTICLE 12.
            COLLECTION OF TRANSFERRED CONTRACT REVENUE

     Following the Closing, Purchaser shall bill for and collect, at its own expense, amounts that constitute Transferred Contract revenues. Such amounts shall be paid to Purchaser, or endorsed to Purchaser, by Seller. Purchaser agrees to provide collections support, of the same type Purchaser utilizes in the Purchaser's collection efforts, to collect Transferred Contract revenues on behalf of the Seller. If any of Seller's Transferred Contract revenues are or become receivables more than one hundred twenty (120) days old, Purchaser may transfer, such receivables to a collection agency of the choice of Purchaser's board of directors'.


                           ARTICLE 13.
                    MISCELLANEOUS PROVISIONS

     13.1 ASSIGNMENT. This Agreement shall not be assignable by either party except with the prior express written consent of the other party, which shall be in the sole discretion of such other party to grant or withhold; provided, however, that Purchaser may assign this Agreement to another entity of which Purchaser or Purchasers members own or control fifty percent (50%) or more of the voting securities/interests or to another corporation of which Purchaser sells its business. Consent to one assignment shall not be construed as consent to any subsequent assignment.

     13.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and permitted assigns of each party hereto.

     13.3 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, and the other agreements executed by Purchaser and Seller at Closing constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior oral or written representations, warranties and agreements between the parties with respect to the subject matter hereof and thereof.

     13.4 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered given and delivered when personally delivered to the party to whom such notice or communication is addressed or when delivered by courier or when received by facsimile or when deposited in the United States mail, postage prepaid, return receipt requested, properly addressed to a party at the address set forth below, or at such other address as such party shall have specified by notice given in accordance with this Section:

     If to either Halis or Seller:  Halis, Inc.
                                    9040 Roswell Road, Suite 470
                                    Atlanta, Georgia  30350
                                    Attention:  President

     With a copy to:                Smith, Gambrell & Russell, L.L.P.
                                    Promenade II, Suite 3100
                                    1230 Peachtree Street, N.E.
                                    Atlanta, Georgia  30309-3592
                                    Attention:  William L. Meyer

     If to Purchaser:               Physicians Enterprise System, L.L.C.
                                    450 East Ohio Street
                                    Chicago, Illinois  60611
                                    Attention:  Gordon Lang, M.D.

     With a copy to:                Ross & Hardies
                                    150 N. Michigan Avenue, Suite 2500
                                    Chicago, Illinois 60601
                                    Attention:  Robert J. Pristave, P.C.


     13.5 EXPENSES. Each party hereto shall pay its own expenses incident to this Agreement and the consummation of the transaction herein described.

     13.6 FURTHER ASSURANCES. At Closing and following, the parties hereto shall take such further actions and execute and deliver such additional documents and instruments as may be reasonably requested by any other party in order to perfect and complete the purchase and sale of the Purchased Assets as set forth herein, and the other transactions specifically contemplated herein, and each party shall bear its own expenses in connection therewith.

     13.7 WAIVER. Any term or condition of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a written notice signed by the party or parties waiving such terms or conditions. The waiver of any term or condition shall not be construed as a waiver of any other term or condition of this Agreement.

     13.8 AMENDMENT. This Agreement may be amended, supplemented or modified at any time, but only by a written instrument duly executed by HALIS and Seller and by Purchaser, which amendment shall be effective as of the date specified therein.

     13.9 EXHIBITS. The Exhibits and Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any fact disclosed on one Exhibit or Schedule hereto shall be deemed to be disclosed on each other applicable Exhibit or Schedule and disclosed in this Agreement to the same extent as if the same had been set forth verbatim herein.

     13.10 NO THIRD PARTY RIGHTS. The parties hereto agree that it is not their intention to create any third party rights by virtue of this Agreement, except as expressly provided for herein.

     13.11 SECTION HEADINGS AND CROSS-REFERENCES. The article and section headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to article and section numbers, Exhibits and Schedules refer to articles and sections, Exhibits and Schedules of this Agreement.

     13.12 GOVERNING LAW. This Agreement shall be construed, and the rights and liabilities of the parties hereto determined, in accordance with the internal laws of the State of Illinois; provided, however, that the conflicts of law principles of the State of Illinois shall not apply to the extent that they would operate to apply the laws of another state.

     13.13 PARTIAL INVALIDITY. In the event that any term or provision of this Agreement is rendered invalid or unenforceable by any valid act of Congress or the state legislature, or by any regulation duly promulgated by officers of the United States or the State of Illinois acting in accordance with law, or declared null and void or unenforceable by any court of competent jurisdiction, the remaining terms and provision of this Agreement shall remain in full force and effect.

     13.14 DEFINITION OF KNOWLEDGE. Whenever in this Agreement any representation or warranty of Seller or Purchaser is expressed in terms of knowledge or best of knowledge, such knowledge shall be deemed to include matters actually known to the Seller or Purchaser or matters which should have been known to them in the reasonable discharge of its duties.

     13.15 COST OF LITIGATION. In the event that any party to this Agreement takes legal action to enforce any of the terms of this Agreement, the court, arbitrator or other presiding body shall have the power to, and the parties shall direct the court, arbitrator or other presiding body to, award reimbursement for the parties' reasonable expenses, including but not limited to reasonable attorneys' fees, incurred in connection with such action.

     13.16   ARBITRATION.

             13.16.1 Any controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby, other than a controversy or claim arising out of or relating to the Calculation of the Receivables Adjustment as set forth in Section 3.2 hereof, relating to Articles 8 and 10 hereof, which shall be resolved as provided in Section 3.2, shall be submitted to and be finally resolved by arbitration pursuant to the provisions of the United States Arbitration Act (9 U.S.C. Section 1 et seq.), to be conducted by the American Arbitration Association ("AAA"), with such arbitration to be held in Chicago, Illinois in accordance with the AAA's Commercial Arbitration Rules then in effect. Each party hereby irrevocably agrees that service of process, summons, notices or other communications related to the arbitration procedure shall be deemed served and accepted by the other party if given in accordance with
Section 13.4. The arbitrators shall render a judgment of default against any party who fails to appear in a properly noticed arbitration proceeding. The arbitration shall be conducted by a panel of three arbitrators selected pursuant to AAA Rules. Any award or decision rendered in such arbitration shall be final and binding on both parties, and judgment may be entered thereon in any court of competent jurisdiction if necessary.

             13.16.2 Notwithstanding Section 13.16.1 above to the contrary, any party may seek temporary or preliminary injunctive relief against the other party at any court of proper jurisdiction with respect to any and all preliminary injunctive or restraining procedures pertaining to this Agreement or the breach thereof, pending the outcome of any arbitration proceeding.

13.17. DR. HOMA. In connection with the purchase and sale hereunder Seller and Halis, jointly and severally, agree that all obligations of the Practice open and due as of the date hereof and not assigned by Purchaser hereunder (the "Obligations") shall be paid in a timely fashion and Theodore Homa, M.D. and Theodore Homa, M.D., S.C. and its officers, directors, shareholders, employees, agents, successors and assigns, shall be indemnified by Halis and Seller in the event any such parties incur any loss due to the failure of Halis or Seller to pay any Obligation. Halis and Seller hereby acknowledge and agree that for purposes of this Section 13.17, Dr. Homa shall be a third party beneficiary with the right to enforce this Section 13.17 directly against Halis and Seller.

             [Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                   PURCHASER:

                                   PHYSICIANS ENTERPRISE SYSTEM,
                                   L.L.C.


                                   By:________________________________

                                   Its:_______________________________


                                   SELLER:

                                   PHYSOURCE LTD.


                                   By:________________________________
                                        Larry Fisher, Vice President


                                   HALIS:

                                   HALIS, INC.


                                   By:________________________________
                                        Larry Fisher, Executive Vice
                                        President